Sigma Labs Issues Letter to Shareholders

SANTA FE, N.M. – September 17, 2018, – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced the release of the following letter to shareholders from Chairman and CEO John Rice:

Dear Shareholders,

On Friday September 14th we announced that Mark Cola, our Co-founder, President, and CTO will be retiring from Sigma in October. Changes like this at the top of a company always prompt questions, concerns, and speculation, so I am writing you to simultaneously pay tribute to Mark along with providing assurance that your company’s technology team is well structured and that the succession taking place is smooth and secure. Darren Becket, Sigma’s Vice President of Engineering, will assume Mark’s internal management and technology responsibilities. Dr. Martin Piltch will step up to help fill Mark’s role on the outside team of technology consultants. Both these men and I will be able to confer with Mark under a consulting contract being developed with Mark.

A decade ago Mark Cola and Vivek Dave were among the co-founders of the technology company that became Sigma Labs. The new company’s purpose was to develop and commercialize products based on advanced metallurgical science. As the startup evolved, the company developed three technologies: one dental, one munitions, and one in 3D metal manufacturing technology. Key people in the company came and went as the technologies were evolved, and as the corporate entity of Sigma evolved. In a transaction with an over-the-counter public company, Sigma Labs/B6 Sigma emerged as a public company narrowing its focus to 3D metal in-process-quality control technologies with Mark leading the effort as a CEO in charge of the developing the technology and doing everything else. Like most technology startups, leading Sigma to become a company with a commercially valuable effective technology was a really hard grind. Because of his determination, singular will, and tenacity, Mark bore the stresses of successfully engineering financings in the harsh reality of ‘no financing, no company.’ He persevered in the pursuit of a deep technological product which in the laboratory sometimes proves a method wrong and requires a restart. Starting with the founding metallurgical scientists, he recruited sophisticated software architects and code writers, cutting edge experts in algorithm development, a very senior scientist ex of Motorola and Intel with advanced statistical data analytics expertise, from his background at Los Alamos National Laboratory, he brought in a PhD Physicist (Dr. Piltch, above) expert in lasers and optics, from Intel he recruited the Vice President of Sigma’s Engineering (V.P. Beckett above) with a background including charged particle accelerator technology, thermal devices, software development, advanced electronics and process engineering, and technology team management. To complement these product centered technologists, he added skilled applications engineers and hardware design/developers. And, there are more. We thank Mark as founder and a leader of Sigma Labs, for creating and driving a vision of advancing the Additive Manufacturing Industry’s ‘good’ 3D manufacturing technology to become a ‘great’ high-quality manufacturing technology assured by Sigma’s IPQA. We shareholders can thank Mark for building and leading the multi-discipline technology team that is commercializing our robust data-rich analytical and interactive software – hardware tools that promise to add real value to an industry that needs such a tool. Yes, Mark now surely has the right to step back. Thank you and well done, Mark Cola!

Finally, in other developments. NASDAQ notified us that Sigma is again in compliance with Nasdaq’s listing rule relating to sustaining the closing bid price of Sigma’s common stock at or above $1 per share for at least 10 consecutive business days. Please visit our new website at www.sigmalabsinc.com, for this and all of our announcements.

Thank you, Shareholders, for your patience and support as we drive to make your company a rewarding investment for you.

Sincerely,

John R. Rice

John Rice, Chair & CEO

About Sigma Labs

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on April 17, 2018 and which may be viewed at http://www.sec.gov.

Investor Relations Contact:

Bret Shapiro

Managing Director

CORE IR

561-479-8566

brets@coreir.com